================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                              AMTECH CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Check box if any part of the fee is offset as provided by Exchange
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     was paid previously. Identify the previous filing by registration statement
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Notes:

                              AMTECH CORPORATION
                              17304 PRESTON ROAD
                                BUILDING E-100
                              DALLAS, TEXAS 75252

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 24, 1997

  Notice is hereby given that the Annual Meeting (the "Meeting") of the Shareholders of Amtech Corporation (the "Company") will be held on April 24, 1997, at 10:00 a.m., local time, at the David P. Cook Technology Center, 8600 Jefferson Street, N.E., Albuquerque, New Mexico, for the following purposes:

    1. To consider and vote upon a proposal to elect David P. Cook, Stuart M. Evans, Gary J. Fernandes, Elmer W. Johnson, Dr. Jeremy A. Landt, Thomas W. Luce, III, James S. Marston, G. Russell Mortenson, and Antonio R. Sanchez, Jr., as directors of the Company;

    2. To ratify the selection of Ernst & Young LLP as independent auditors for the year ending December 31, 1997; and

    3. To transact any other business that properly comes before the Meeting or any adjournment thereof.

  Only shareholders of record at the close of business on March 13, 1997, are entitled to notice of and to vote at the Meeting or any adjournment thereof. The stock transfer books will not be closed.

  The Company would like you to attend the Meeting, but understands that you may not be able to do so. For your convenience, and to ensure that your shares are represented and voted according to your wishes, we have enclosed a proxy card for you to use. Please sign and date the proxy card and return it to us as soon as possible. We have provided you with a postage-paid envelope to return your proxy card. If you attend the Meeting, you may revoke your proxy and vote in person.

                                          By Order of the Board of Directors

                                          Ronald A. Woessner
                                           Secretary

Dallas, Texas
March 27, 1997

                              AMTECH CORPORATION
                              17304 PRESTON ROAD
                                BUILDING E-100
                              DALLAS, TEXAS 75252

                                PROXY STATEMENT
                                      FOR
                      THE ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 24, 1997

                                 SOLICITATION

  The Board of Directors of Amtech Corporation (the "Company") is soliciting your proxy in the form of the enclosed proxy card for use at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held on April 24, 1997, 10:00 a.m., local time, at the David P. Cook Technology Center, 8600 Jefferson Street, N.E., Albuquerque, New Mexico, as set forth in the accompanying Notice of Annual Meeting of Shareholders (the "Notice") and at any adjournment thereof. This Proxy Statement and the enclosed proxy card are being mailed to shareholders on or about March 27, 1997.

                       RECORD DATE AND VOTING SECURITIES

  Only shareholders of record at the close of business on March 13, 1997, will be entitled to vote on matters presented at the Meeting or any adjournment thereof.

  As of February 28, 1997, there were issued and outstanding 14,722,663 shares of $.01 par value common stock of the Company ("Common Stock"). The holders of a majority of the outstanding shares of Common Stock as of the record date must be represented at the Meeting in person or by proxy to have a quorum for the Meeting and to act on the matters specified in this Notice. Votes withheld from any director nominee will be counted in determining whether a quorum has been reached. Under the Articles of Incorporation of the Company, each share of Common Stock is entitled to one vote on all matters brought before the Meeting or any adjournment thereof. In the election of directors, shareholders are not entitled to cumulate their votes and are not entitled to vote for a greater number of persons than the number of nominees named in this Proxy Statement.

  Assuming a quorum is present, the affirmative vote of a plurality of the shares of Common Stock voted and entitled to vote for the election of directors is required for the election of directors. Votes may be cast in favor of or withheld from a director nominee. Votes that are withheld from a particular nominee will not affect the outcome of the vote. The affirmative vote of a majority of the shares of Common Stock represented at the Meeting and entitled to vote, if a quorum is present, is required to approve any other matter that properly comes before the Meeting. Under applicable rules, brokers who hold shares in street name have the authority to vote on all matters specified in the Notice, if they do not receive voting instructions from beneficial owners.

  Under applicable law, if a broker has not received voting instructions with respect to certain shares and gives a proxy for those shares, but does not vote the shares on a particular matter, those shares will not affect the outcome of the vote with respect to that matter. Any shareholder who is present at the Meeting, but abstains from voting, will be counted for purposes of determining whether a quorum exists. An abstention will not be counted as an affirmative vote in the election of the directors. With respect to all other matters, an abstention would have the same effect as a vote against the proposal. The shareholders of the Company have no appraisal rights under Texas law with respect to the proposals specified in the Notice.

  Any shareholder giving a proxy may revoke it at any time before it is voted by giving written notice to the Company or by attending the Meeting in person and voting such shares. Where a shareholder has appropriately specified how a proxy is to be voted, it will be voted accordingly, and where no specific direction is given, it will be voted FOR adoption of each of the proposals set forth in this Notice and at the discretion of the proxy holders on all other business that properly comes before the Meeting.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table sets forth certain information concerning beneficial ownership of the Company's Common Stock as of February 28, 1997, by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director and the five most highly compensated executive officers of the Company, and (iii) all directors and executive officers as a group.

                                                     AMOUNT AND NATURE
                                                OF BENEFICIAL OWNERSHIP (1)
                                              -------------------------------
                                              NUMBER OF  PERCENTAGE OF TOTAL
                                               SHARES   SHARES OUTSTANDING(2)
                                              --------- ---------------------
David P. Cook(3).............................    27,500            *
Stuart M. Evans(4)...........................    42,000            *
Gary J. Fernandes(5).........................    37,500            *
Elmer W. Johnson(6)..........................    33,750            *
Dr. Jeremy A. Landt(7).......................    34,250            *
Thomas W. Luce, III..........................         0            *
James S. Marston (3) ........................    32,500            *
G. Russell Mortenson(8)......................   198,554         1.34%
Antonio R. Sanchez, Jr.(9)...................   312,012         2.11%
Michael H. Wolpert...........................     3,150            *
Steve M. York(10)............................    74,025            *
Albert Fried & Company, LLC..................   900,682         6.12%
 40 Exchange Place
 New York, New York 10005
Mitsubishi Corporation(11)...................   822,823         5.59%
 6-3, Marunouchi, 2-Chome
 Chiyoda-Ku, Tokyo
 Japan
Pioneering Management Corporation(12)........ 1,363,900         9.26%
 60 State Street
 Boston, Massachusetts 02109
All directors and executive officers as a
group(13)....................................   828,002         5.49%

--------
 * Denotes ownership of less than 1%.

(1) Except as otherwise noted, each person has sole voting and investment power over the Common Stock shown as beneficially owned, subject to community property laws where applicable.

(2) Shares of Common Stock that were not outstanding but could be acquired upon exercise of an option within 60 days of February 28, 1997, are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by a particular person. However, such shares are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

 (3) This individual has the right to acquire these shares under outstanding stock options that are currently exercisable or that become exercisable within 60 days of February 28, 1997.

 (4) Includes 30,000 shares that Mr. Evans has the right to acquire under outstanding stock options that are currently exercisable or that become exercisable within 60 days of February 28, 1997.

 (5) Includes 27,500 shares that Mr. Fernandes has the right to acquire under outstanding stock options that are currently exercisable or that become exercisable within 60 days of February 28, 1997. Also, includes 10,000 shares with respect to which Mr. Fernandes shares voting and investment power with his spouse.

 (6) Includes 32,500 shares that Mr. Johnson has the right to acquire under outstanding stock options that are currently exercisable or that become exercisable within 60 days of February 28, 1997.

 (7) Includes 31,250 shares that Dr. Landt has the right to acquire under outstanding stock options that are currently exercisable or that become exercisable within 60 days of February 28, 1997. Also, includes 3,000 shares with respect to which Dr. Landt shares voting and investment power with his spouse.

 (8) Includes 5,000 shares that are owned by a trust for which Mr. Mortenson serves as trustee and 131,760 shares that Mr. Mortenson has the right to acquire under outstanding stock options that are currently exercisable or that become exercisable within 60 days of February 28, 1997. Mr. Mortenson disclaims beneficial ownership of the shares held by the trust.

 (9) Includes 131,251 shares that are owned by family members of Mr. Sanchez or by trusts for which Mr. Sanchez serves as trustee or is a beneficiary, with respect to 48,751 shares of which voting and investment power are shared. Also, includes 32,500 shares that Mr. Sanchez has the right to acquire under outstanding stock options that are currently exercisable or that become exercisable within 60 days of February 28, 1997.

(10) Includes 50,625 shares that Mr. York has the right to acquire under outstanding stock options that are currently exercisable or that become exercisable within 60 days of February 28, 1997.

(11) Includes 137,138 shares with respect to which Mitsubishi Corporation shares voting and investment power with its wholly-owned subsidiary, Mitsubishi International Corporation.

(12) Pioneering Management Corporation shares investment power with Pioneer Small Company Fund.

(13) Includes all shares as to which the directors and executive officers disclaim beneficial ownership.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth, as of March 15, 1997, the names of the directors and executive officers of the Company and their respective ages and positions with the Company.

     NAME                 AGE                           POSITION
     ----                 ---                           --------
David P. Cook(2)(3).....   45 Director
Douglas B. Davis........   42 President--Interactive Data Group
Stuart M. Evans.........   47 Director, President--Electronic Security Group, and
                              Vice President-- Amtech Corporation
Gary J. Fernandes(2)(4).   54 Director
Elmer W. Johnson(1)(2)..   64 Director
Dr. Jeremy A. Landt.....   54 Director, Vice President, and Chief Technical Officer
Thomas W. Luce, III.....   56 Director
James S. Marston(1)(3)..   63 Director
G. Russell
 Mortenson(3)(4)........   47 Director, Chairman, President, and Chief Executive Officer
John D. Pellegrini......   50 Vice President of Human Resources
Antonio R. Sanchez,
 Jr.(1)(4)..............   54 Director
John E. Wilson..........   56 President - Transportation Systems Group
Ronald A. Woessner......   39 Vice President, General Counsel, and Secretary
Michael H. Wolpert......   57 President and Chief Operating Officer - Cardkey Systems, Inc.
Steve M. York...........   46 Senior Vice President, Chief Financial Officer, and Treasurer

--------
(1) Member of the Audit Committee.

(2) Member of the Compensation and Stock Option Committee.

(3) Member of the Executive Committee.

(4) Member of the Nominating Committee.

  David P. Cook became a director of the Company in December 1995. Mr. Cook is a private investor and most recently served as Chairman and Chief Executive Officer of ARBImetrics Corporation, a Dallas-based investment company. Mr. Cook previously served as a director of Amtech Corporation from 1984 until 1990, serving as Chairman of the Executive Committee until 1990. Mr. Cook founded and was Chief Executive Officer of Blockbuster Entertainment Corporation from its inception until 1987. Prior to that, he was Chairman of the Board of Cook Data Services, Inc., a software company that he also founded.

  Douglas B. Davis joined the Company in June 1987 as a software engineer, and has served in several technical and marketing management positions since that time. Mr. Davis was appointed President of the Company's Interactive Data Group in January 1997. Prior to joining the Company, Mr. Davis worked for Digital Equipment Corporation.

  Stuart M. Evans has been President of the Company's Electronic Security Group since it was created in 1995 and has served as a Vice President of the Company since August 1995. Prior to that, he was Chairman and Chief Executive Officer of Cotag International Limited since its formation in 1983. He previously worked for McKinsey & Company and IBM.

  Gary J. Fernandes became a director of the Company in February 1995. Mr. Fernandes has worked in various management capacities at Electronic Data Systems Corporation ("EDS") since 1969. He is currently

Vice Chairman of EDS with responsibility for worldwide corporate business development, management consulting services, multi-media services, strategic planning and marketing. Mr. Fernandes also serves as a director on the boards of EDS, John Wiley & Sons, Inc., Southland Corporation and A.T. Kearney, Inc., of which he is Chairman of the Board.

  Elmer W. Johnson became a director of the Company in January 1993. Mr. Johnson is a senior partner with the Chicago law firm of Kirkland & Ellis. From 1983 to 1988, Mr. Johnson held various offices at General Motors Corporation, including Executive Vice President and Director. Mr. Johnson also serves as a director of Failure Group, Inc. (engaged in the analysis of technical and scientific failures) and as a trustee and executive committee member of The Aspen Institute.

  Dr. Jeremy A. Landt, a co-founder of the Company, was appointed Vice President and Chief Technical Officer of Amtech Corporation in April 1996. Prior to that time, he served as Vice President, Research and Development, in the Technology and Manufacturing Division of Amtech Systems Corporation and its predecessors since October 1984. Prior to joining the Company, Dr. Landt was a staff member of the Los Alamos National Laboratories for nine years. Dr. Landt is an author of certain patents on which the Company's radio frequency electronic identification technology is based.

  Thomas W. Luce, III, became a director of the Company in March 1997. In 1973, Mr. Luce founded the law firm today known as Hughes & Luce, L.L.P., and he is currently Of Counsel with the firm. Mr. Luce also serves on the boards of Dell Computer Corporation and ENSERCH Corporation.

  James S. Marston became a director of the Company in September 1991. Since September 1987, Mr. Marston has been a Senior or Executive Vice President and the Chief Information Officer of APL Limited, one of the largest U.S.-based intermodal shipping companies. Between 1986 and 1987, Mr. Marston served as President of AMR Technical Training Division, AMR Corporation.

  G. Russell Mortenson joined the Company in August 1987 as President and Chief Operating Officer. He was appointed Chief Executive Officer of the Company effective January 1, 1992, and became Chairman in February 1997. Mr. Mortenson served from 1983 to 1987 as managing partner of 2M Companies, a private investment company. He was previously an attorney with the law firm of Hughes & Hill (now Hughes & Luce, L.L.P.). Mr. Mortenson also serves as a director of Proxim, Inc.

  John D. Pellegrini joined the Company in May 1996 as Vice President of Human Resources. From November 1990 until he joined the Company, he was Director of Human Resources at United States Data Corporation (USDATA), a multi-national supplier of software and services.

  Antonio R. Sanchez, Jr. was one of the early investors in the Company in 1987 and became a director of the Company in February 1993. Presently, Mr. Sanchez is Chairman of the Board and Chief Executive Officer of Sanchez-O'Brien Oil & Gas Corporation. Mr. Sanchez also holds interests in banking, real estate development, industrial parks, and various other investments. Mr. Sanchez serves as a director of International Bancshares Corporation and was recently named a member of the University of Texas Board of Regents.

  John E. Wilson joined the Company in March 1995 as Senior Vice President of Sales and Marketing of the Transportation Systems Group. In January 1997, Mr. Wilson was named President and Chief Operating Officer of that group. From August 1992 to March 1995, Mr. Wilson was Vice President of Sales & Marketing of Harris Adacom Network Services, a private network integration company. From 1962 to 1992, Mr. Wilson served in various capacities at IBM, including serving as Director of the company's software and consulting practices group from 1988 to 1992.

  Ronald A. Woessner joined the Company in April 1992 as General Counsel. He was appointed Vice President in December 1993. He was previously a corporate and securities attorney with the Dallas-based law firm of Johnson & Gibbs, P.C.

  Michael H. Wolpert joined the Company in August 1995 when the Company acquired the business of Cardkey Systems, Inc. ("Cardkey"). The Company appointed Mr. Wolpert President and Chief Operating Officer of Cardkey at the time of the acquisition. From January 1995 to August 1995, he was employed by the predecessor-in-interest to Cardkey as Vice President, Systems Product Group. From January 1993 through December 1994 he was Vice President of Domestic Marketing and Sales for Javelin Electronics, a leading supplier of closed circuit television systems for the security industry. During 1991 and 1992, Mr. Wolpert was Senior Vice President of Marketing and Sales for Iwerks Entertainment, a global supplier of custom projection systems.

  Steve M. York joined the Company in April 1990 as Vice President, Chief Financial Officer, and Treasurer. He was appointed Senior Vice President in April 1994. Mr. York, a Certified Public Accountant, previously held various financial management positions with commercial operating companies and was employed by Arthur Young & Co. (now Ernst & Young LLP).

  See "COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS--Business
Relationships and Transactions with Management and Related Parties" for a description of transactions between the Company or a subsidiary and a director and certain executive officers of the Company.

  Each director serves until the next annual meeting of shareholders, unless earlier removed in accordance with the Company's bylaws, and until the director's successor is duly elected and qualified. Officers serve at the discretion of the Board of Directors.

MEETING ATTENDANCE AND COMMITTEES OF THE BOARD

  The Company has an Audit Committee of the Board of Directors which is currently comprised entirely of non-employee directors. The Audit Committee has responsibility and authority for making an annual recommendation of independent auditors to the Board of Directors to serve as auditors of the Company's books, records and accounts, reviewing the scope of audits made by the independent auditors, and receiving and reviewing the audit reports submitted by the independent auditors. The Audit Committee met twice during the fiscal year ended December 31, 1996.

  The Company has a Compensation and Stock Option Committee which is currently comprised entirely of non-employee directors. The Committee administers the Company's stock option plans and administers executive compensation, although any proposed compensation arrangements for the Company's corporate officers require approval by the Board of Directors. The Compensation and Stock Option Committee met on three occasions during the fiscal year ended December 31, 1996.

  The Company has a Nominating Committee which was established in April 1996 and currently has both employee and non-employee members. Because the Board of Directors had nominated the directors slate for 1996 before the Nominating Committee was established, the Nominating Committee had no occasion to meet last year. The Committee will consider nominees for the Board of Directors suggested by the Company's shareholders. Shareholders desiring to submit nominations should forward them to the Secretary of the Company, Mr. Ronald A. Woessner, at the Company's principal executive offices.

  The Board of Directors met on five occasions during the fiscal year ended December 31, 1996. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which the director served.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

  Summary Compensation Table

  The following table sets forth certain information regarding compensation paid by the Company for the last three fiscal years to the Company's five most highly compensated executive officers. Immediately following the table are summaries of any existing employment contracts with these executive officers.

                          SUMMARY COMPENSATION TABLE

                                                               LONG-TERM COMPENSATION
                                                           ------------------------------
                                    ANNUAL COMPENSATION            AWARDS         PAYOUTS
                                  ------------------------ ---------------------- -------
                                                    OTHER              NUMBER OF
                                                   ANNUAL  RESTRICTED  SECURITIES         ALL OTHER
                                                   COMPEN-    STOCK    UNDERLYING  LTIP    COMPEN-
NAME AND PRINCIPAL POSITION  YEAR  SALARY   BONUS  SATION     AWARD     OPTIONS   PAYOUTS SATION(1)
---------------------------  ----  ------  ------- ------- ----------- ---------- ------- ---------
G. RUSSELL                   1996 $300,000 $58,536   --    $172,500(2)  80,000(3)   --    $1,440
 MORTENSON....               1995  288,000  57,600   --         --     100,000(2)   --     2,310
 President,                  1994  240,000  54,000   --         --      96,875(4)   --     1,875
 Chief
 Executive
 Officer, and
 Chairman of
 the Board
STUART M.                    1996  180,550  46,958   --      34,500(2)  30,000(3)   --       --
 EVANS(5).....               1995  150,950  24,442   --         --      40,000(2)   --       --
 President                   1994      --      --    --         --         --       --       --
 Electronic
 Security
 Group
JEFFREY S.                   1996  175,000  27,819   --         --      15,000      --    80,352(7)
 WETHERELL(6)..              1995   21,875     --    --         --      45,500      --       --
 President                   1994      --      --    --         --         --       --       --
 Transportation
 Systems Group
MICHAEL H.                   1996  155,000  55,425   --         --      10,000      --     1,875
 WOLPERT......               1995   64,583  17,050   --         --      30,000      --       --
 President and               1994      --      --    --         --         --       --       --
 Chief
 Operating
 Officer
 Cardkey
 Systems, Inc.
STEVE M.                     1996  175,000  43,162   --      67,275(2)  30,000(3)   --     1,440
 YORK.........               1995  157,500  32,000   --         --      39,000(2)   --     2,310
 Senior Vice                 1994  128,400  23,112   --         --      36,250(4)   --     1,875
 President,
 Chief
 Financial
 Officer, and
 Treasurer

--------
(1) Represents Company contributions to the Company's 401(k) Retirement Plan, except as otherwise indicated.

(2) The "Number of Securities Underlying Options" as reported in the Company's 1996 Proxy Statement for Messrs. Mortenson, Evans, and York included 30,000, 6,000, and 11,700 shares, respectively, which were "restricted shares" issuable for no additional consideration when a like number of option shares were exercised and held for the requisite period. In 1996, when the corresponding options were exercised, these "restricted shares" were issued. They are now reflected in the table under "Restricted Stock Award" for 1996, and the number of shares reflected in the table under "Number of Securities Underlying Options" for 1995 has been correspondingly reduced by the number of "restricted shares" issued. The "restricted shares" can be forfeited to the Company if, during the three years following their issuance, (i) the recipient fails to hold the shares received upon exercise of the related stock option for the requisite period or (ii) the recipient's employment is terminated for cause or the recipient separates from employment with the Company under certain other circumstances. The "restricted share" awards provide for, with the consent of the Board of Directors, lapsing of restrictions if the recipient's employment is terminated other than for cause or if the recipient separates from employment with the Company under certain other circumstances.

(3) The number of shares that may be received under 1996 option grants includes 40,000, 15,000, and 15,000 shares for Messrs. Mortenson, Evans, and York, respectively, which represent "restricted shares" issuable for no additional consideration if and when a like number of option shares are exercised and held for the requisite period. See "Option Grants."

(4) The number of shares that may be purchased under 1994 option grants include 40,625 and 11,250 for Messrs. Mortenson and York, respectively, which were issued pursuant to the Company's option exchange and repricing program whereby stock option participants were given the opportunity to exchange for cancellation outstanding options and receive an option for 50% of the shares cancelled at an option price equal to the fair market value of the Company's Common Stock on the date of repricing.

(5) Annual compensation is paid in U.K. pound sterling and has been translated to U.S. dollars at an average rate for the year.

(6) Has not been employed by the Company since January 1997.
(7) Represents payments to or on behalf of Mr. Wetherell for company paid personal relocation expenses incurred in connection with Mr. Wetherell joining the company.

Employment Contracts with Certain Executive Officers

  The Company and G. Russell Mortenson are parties to an employment agreement, which provides for a term of employment through December 31, 1997, at an annual base salary of $300,000. The agreement also provides for the payment to Mr. Mortenson of three times his annual base salary in the event his employment terminates after a change in control (as defined) of the Company. The employment agreement also contains confidentiality and non-competition provisions. Additionally, the Company and Mr. Mortenson are parties to a severance agreement, which, per the severance agreement formula (which is based on years of service), as of the date hereof, provides for the payment to him of 21 months of his base salary (less any amounts paid under the employment agreement) in the event he has good reason (as defined) to resign his employment or if his employment is terminated other than for cause.

  A subsidiary of the Company and Stuart M. Evans are parties to an employment agreement, which provides for a term of employment through December 31, 1997, at an annual base salary of (Pounds)127,000 (approximately $203,500). The employment agreement also contains confidentiality and non-competition provisions. The Company and Mr. Evans are also parties to a severance agreement, which, per the severance agreement formula (which is based on years of service), as of the date hereof, provides for the payment to him of seven months of his base salary (less any amounts paid under the employment agreement) in the event he has good reason (as defined) to resign his employment or if his employment is terminated other than for cause.

  Jeffrey S. Wetherell, who is no longer with the Company, is receiving the base salary provided for in his employment agreement, which expires May 31, 1997.

  The Company and Michael H. Wolpert are parties to an employment agreement, which provides for a term of employment through July 31, 1997. Mr. Wolpert's current annual base salary is $170,500. The employment agreement contains confidentiality and non-competition provisions. Additionally, the Company and Mr. Wolpert are parties to a severance agreement, which, per the severance agreement formula (which is based on years of service), as of the date hereof, provides for the payment to him of five months of his base salary (less any amounts paid under the employment agreement) in the event he has good reason (as defined) to resign his employment or if his employment is terminated other than for cause.

  The Company and Steve M. York are parties to an employment agreement, which provides for a term of employment through December 31, 1997. Mr. York's current base salary is $193,000. The agreement also provides for the payment to Mr. York of three times his annual base salary in the event his employment terminates after a change in control (as defined) of the Company. The employment agreement also contains confidentiality and non-competition provisions. Additionally, the Company and Mr. York are parties to a severance agreement, which, per the severance agreement formula (which is based on years of service), as of the date hereof, provides for the payment to him of 15 months of his base salary (less any amounts paid under the employment agreement) in the event he has good reason (as defined) to resign his employment or if his employment is terminated other than for cause.

 Option Grants

  The following table sets forth information relating to stock option grants made by the Company to each of the Company's five most highly compensated executive officers during the year ended December 31, 1996.

                             OPTION GRANTS IN 1996

                         INDIVIDUAL GRANTS
--------------------------------------------------------------------
                                                                     POTENTIAL REALIZABLE VALUE AT
                         NUMBER OF   % OF TOTAL                         ASSUMED ANNUAL RATES OF
                         SECURITIES   OPTIONS                        STOCK PRICE APPRECIATION FOR
                         UNDERLYING  GRANTED TO EXERCISE                      OPTION TERM
                          OPTIONS    EMPLOYEES  PRICE PER EXPIRATION ------------------------------
          NAME            GRANTED     IN 1996     SHARE      DATE          5%            10%
------------------------ ----------  ---------- --------- ---------- -------------- ---------------
G. Russell Mortenson....   80,000(1)   19.96%      (1)    10/28/1999 $      316,000 $      399,200
Stuart M. Evans.........   30,000(1)    7.49       (1)    10/28/1999        118,500        149,700
Jeffrey S. Wetherell....   15,000(2)    3.74      $5.75   10/28/2006         54,300        137,400
Michael H. Wolpert......   10,000(2)    2.50       5.75   10/28/2006         36,200         91,600
Steve M. York...........   30,000(1)    7.49       (1)    10/28/1999        118,500        149,700

--------
(1) The grant award is comprised of a stock option to acquire one half of the shares indicated in the table and the right to receive a matching number of "restricted shares" upon the occurrence of certain events. The stock options are exercisable six months from the date of grant, have an exercise price of $6.00 per share, which represents the fair market value on the date of grant, and expire three years from the date of grant. For those option shares exercised, a matching number of "restricted shares" are awarded to the recipient for no additional consideration. The "restricted shares" can be forfeited to the Company if, during the three years following their issuance, (i) the recipient fails to hold the shares received upon exercise of the related stock option for the requisite period or (ii) the recipient's employment is terminated for cause or the recipient separates from employment with the Company under certain other circumstances. The "restricted share" awards provide for, with the consent of the Board of Directors, lapsing of restrictions if the recipient's employment is terminated other than for cause or if the recipient separates from employment with the Company under certain other circumstances. If a recipient elects, the Company will provide secured financing for the exercise price payable to the Company with respect to the exercise of the stock options. The maximum amount of available loans associated with these grants is $420,000.

(2) Options become exercisable as follows: 45% on October 29, 1999, and the remaining 55% on April 29, 2002, or earlier at predetermined percentages if the Common Stock is traded at certain appreciated price targets for a consecutive 90 day period. In the event of a change in control of the Company (as defined), the options become immediately exercisable.

 Aggregated Option Exercises and Fiscal Year-End Option Value

  The following table sets forth information relating to the exercises of stock options by each of the Company's five most highly compensated executive officers during the year ended December 31, 1996, and the value of unexercised stock options as of December 31, 1996.

                    AGGREGATED OPTION EXERCISES IN 1996 AND
                        DECEMBER 31, 1996 OPTION VALUES

                                                NUMBER OF SECURITIES
                                               UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                           OPTION EXERCISES          OPTIONS AT          IN-THE-MONEY OPTIONS AT
                             DURING 1996          DECEMBER 31, 1996         DECEMBER 31, 1996
                         -------------------- ------------------------- -------------------------
                          NUMBER OF
                           SHARES
                          ACQUIRED    VALUE
          NAME           ON EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
------------------------ ----------- -------- ----------- ------------- ----------- -------------
G. Russell Mortenson....   30,000    $15,000    51,760       187,500      $38,137     $383,850
Stuart M. Evans.........    6,000      3,000        --        64,000           --      127,296
Jeffrey S. Wetherell....       --         --    21,000        39,500       86,290       52,306
Michael H. Wolpert......       --         --        --        40,000           --        8,590
Steve M. York...........   19,200     31,470    19,688        85,112           --      145,371

 Compensation of Directors

  For serving on the Company's Board of Directors and related committees, a "Qualifying External Director" receives an annual fee of $15,000. Each such director also receives an automatic one-time grant of options to acquire 25,000 shares of the Company's Common Stock at the time of initial election or appointment to the Board. A "Qualifying External Director" is a non-employee director who does not, directly or indirectly, beneficially own, or is not an employee, affiliate, or designee to the Board of Directors of a person that directly or indirectly beneficially owns, more than 5% of the Company's Common Stock. In addition, except as discussed below, a Qualifying External Director receives an automatic grant of 2,500 options annually while continuing to serve on the Board of Directors.

  The Board of Directors has adopted share ownership guidelines for the Company's non-employee directors. Under these guidelines, non-employee directors are encouraged to own at least 10,000 shares of the Company's Common Stock. Non-employee directors who were serving on the Company's Board of Directors on December 14, 1995, are encouraged to acquire such ownership by December 31, 1998. Non-employee directors first elected or appointed to the Board of Directors after such date are encouraged to acquire such ownership by the third anniversary of their election or appointment. Non-employee directors who do not achieve these share ownership amounts are not eligible to receive the annually recurring 2,500 share option grants discussed above.

 Business Relationships and Transactions with Management and Related Parties

  Mr. Sanchez, a director of the Company, is a director of the International Bank of Commerce, Laredo, Texas ("IBC") and a director and shareholder of IBC's publicly-traded holding company, International Bancshares Corporation. The Company has had a banking relationship with IBC since 1989 and maintains a checking account and short-term investments with IBC. The average month-end balance during 1996 of such checking account and short-term investments was approximately $1,484,000. In 1997, IBC provided a $3.8 million letter of credit, which is secured by short-term investments on deposit with IBC, to support a contract performance bond related to a public toll authority contract.

  Messrs. Mortenson, Evans, and York are indebted to the Company in the principal amount of $157,500, $31,500, and $61,425, respectively, which amounts represent monies loaned by the Company in 1996 to fund the exercise of retention incentive options. Each individual's indebtedness is represented by a promissory note.

The notes bear interest at a rate of 6.61% (per annum) and are secured by the shares issued upon exercise of the retention incentive options. The entire principal amount of the notes is due and payable in May 2000 (unless becoming due earlier under certain circumstances described in the notes).

  Thomas W. Luce, III, a director of the Company, is Of Counsel with Hughes & Luce, L.L.P., the Company's corporate/securities legal counsel.

 Compensation Committee Interlocks and Insider Participation in Compensation Decisions

  As noted below under "REPORT OF BOARD OF DIRECTORS ON ANNUAL COMPENSATION," the entire Board of Directors established the Company's compensation policies in 1996 and made the pertinent compensation decisions after prior review and recommendation from the Compensation and Stock Option Committee of the Board of Directors. Messrs. Mortenson and Evans and Dr. Landt, each of whom is an officer and director of the Company, and Mr. Wetherell, who was formerly an officer and director of the Company, participated in deliberations of the Company's Board of Directors concerning executive compensation during the fiscal year ended December 31, 1996. See "MANAGEMENT -- DIRECTORS AND EXECUTIVE OFFICERS." In addition, Mr. Sanchez, a member of the Compensation and Stock Option Committee during part of 1996, is a director of a bank (and a director and stockholder of the bank's holding company) with which the Company does business. See "COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS - Business Relationships and Transactions with Management and Related Parties."

              REPORT OF BOARD OF DIRECTORS ON ANNUAL COMPENSATION

  The entire Board of Directors established the Company's compensation policies in 1996 and made the compensation decisions described herein after prior review and recommendations from the Compensation and Stock Option Committee (the "Committee") of the Board of Directors. The Committee is comprised entirely of directors who are not officers or employees of the Company.

 Compensation Philosophy and Objectives

  The Committee is responsible for recommending to the full Board of Directors compensation programs for the Company and its subsidiaries that are designed to attract, motivate and retain key executives responsible for the long-term success of the Company. The compensation program for senior executives of each of the Company's market-oriented groups is developed by the president of the market-oriented group, the Company's Vice President of Human Resources, and the Company's Chief Executive Officer. The compensation program for corporate officers of the Company is developed by the Company's Vice President of Human Resources and the Company's Chief Executive Officer. Compensation proposed to be paid to senior executives of a market-oriented group requires the review and approval of the Committee, while compensation proposed to be paid to corporate officers of the Company requires the review and approval of the Committee and ratification by the full Board of Directors. The Company believes that non-cash compensation paid to the named executive officers will comply with the conditions of (S)162(m) of the Internal Revenue Code of 1986, as amended, and will, therefore, be deductible for federal income tax purposes.

  The policy of the Board of Directors is to determine executive compensation in a competitive framework based on individual contributions, teamwork, and market-oriented group and overall Company financial results. The Board's policy is based on the following objectives:

  . To enhance the Company's competitiveness in attracting and retaining qualified executives.

  . To align the interests of executive officers with those of shareholders by linking executive officers' long-term earnings to the long-term success of the Company, using stock-based incentive compensation and stock ownership guidelines.

  . To reward individual performance as well as team accomplishments through annual at-risk variable compensation awards related to attainment of individual as well as Company and business unit performance objectives.

 Compensation Components and Process

  The three primary components of the Company's executive compensation are base salary, annual cash incentive awards and long-term stock-based incentive awards.

  Factors considered in making decisions relating to base salaries include the individual executive officer's compensation history, work experience with the Company and individual talents and the recommendations of the Chief Executive Officer or the president of the market-oriented group. Also, from time-to-time, the Company considers compensation practices of peer companies in terms of size, geographic location and industry category as reported in surveys compiled by consulting firms. The Company also, from time-to-time, solicits advice from independent compensation consultants. In 1996, the Board did not assign specific weights to any factor it considered in making base salary compensation decisions. In 1996, the Company's executive officers received either no increase in base salary or a cost of living adjustment of approximately 4%.

  Each of the Company's five most highly compensated executive officers earned cash incentive bonuses for 1996. In accordance with the bonus plan approved by the Board of Directors, a portion of the amount of the bonuses for each of the four officers reporting to the Chief Executive Officer was determined in his discretion, considering, in part, the individual officer's attainment of specified management objectives and a portion was determined based upon the achievement of specified financial operating income targets.

  As noted in the Summary Compensation Table, Mr. Mortenson's compensation in 1996 consisted of $300,000 base salary, $58,536 in cash bonuses, stock option grants and $1,440 in Company contributions to the Company's 401(k) Retirement Plan. Mr. Mortenson received a cost of living increase of approximately 4% in annual base salary in 1996. Of the bonus amount paid to Mr. Mortenson, $33,536 was paid based on the Company's achievement of specified financial operating income targets and the remainder was determined in the discretion of the Board based on Mr. Mortenson's overall performance in carrying out his executive responsibilities. The Board did not assign "weights" to each measure of Mr. Mortenson's overall achievements that it considered in exercising its discretion.

  The Company has typically utilized stock option grants under the Company's stock option plans to link executive compensation to stock price performance and to provide long-term incentives. In 1996, two key features of the Company's practice with respect to stock option grants were:

  . share ownership guidelines whereby, within five years, the Company's
    Chief Executive Officer is to hold Common Stock with a minimum value of three times his annual base salary; and each of the Chief Financial Officer and the presidents of the Company's three market-oriented groups is to hold Common Stock with a minimum value of 1.25 times his annual base salary.

  . option grants to the Company's Chief Executive Officer and Chief
    Financial Officer were "retention incentive options" and option grants to the presidents of the Company's market-oriented groups were either non-qualified stock options or "retention incentive options."

                                          David P. Cook
                                          Stuart M. Evans
                                          Gary J. Fernandes
                                          Elmer W. Johnson
                                          Dr. Jeremy A. Landt
                                          James S. Marston
                                          G. Russell Mortenson
                                          Antonio R. Sanchez, Jr.

  This Report will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 ("Exchange Act"), except to the extent that the Company specifically incorporates this Report by reference.

 Performance Graph

  The following graph shows a comparison of cumulative total returns of an investment in (i) the Company's Common Stock, (ii) the Center for Research in Securities Prices ("CRSP") Total Return Index for The NASDAQ Stock Market (U.S. companies), and (iii) the CRSP Total Return Index for NASDAQ Electronic Component Stocks, in each case, for the period since December 31, 1991. The comparison assumes $100 was invested on December 31, 1991, in the Company's Common Stock and in each of the two indices and assumes reinvestment of dividends. A listing of the companies comprising each of the CRSP-NASDAQ indices used in the following graph is available, without charge, upon written request.




                             [GRAPH APPEARS HERE]
                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
         AMONG AMTECH CORPORATION, CRSP-NASDAQ STOCK MARKET (U.S.) AND
                    CRSP-NASDAQ ELECTRONIC COMPONENT STOCKS

                                                     CRSP-NASDAQ
                                       CRSP-NASDAQ   ELECTRONIC
Measurement period         AMTECH     STOCK MARKET    COMPONENT
(Fiscal Year Covered)    CORPORATION     (U.S.)        STOCKS
-----------------------  -----------  -------------  -----------

       12/91               $100.00       $100.00       $100.00
       12/92               $133.96       $116.38       $156.35
       12/93               $160.75       $133.59       $214.66
       12/94               $ 64.47       $130.59       $237.15
       12/95               $ 34.33       $184.67       $392.80
       12/96               $ 44.27       $227.16       $678.99




  The stock price performance depicted in the above graph is not necessarily indicative of future price performance. The Performance Graph will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the graph by reference.

                   MATTERS TO BE BROUGHT BEFORE THE MEETING

  PROPOSAL 1. ELECTION OF DIRECTORS

  Nine directors will be elected at the Meeting. The persons named below have been nominated for election as directors. Should any nominee become unable or unwilling to accept nomination or election, no person will be substituted in his stead and the Board of Directors, in accordance with the bylaws of the Company, will by resolution reduce the number of members of the Board of Directors accordingly. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve if elected, and to the knowledge of the Board of Directors, each of the nominees intends to serve the entire term for which election is sought. Each director will serve until his successor has been duly elected and qualified.

   NAME (1)                                   PRINCIPAL OCCUPATION                      DIRECTOR SINCE
   --------                                   --------------------                      --------------
David P. Cook........... Private Investor                                                    1995(2)
Stuart M. Evans......... President--Electronic Security Group                                1996
Gary J. Fernandes....... Vice Chairman, Electronic Data Systems Corporation                  1995
Elmer W. Johnson........ Senior Partner, Kirkland & Ellis                                    1993
Dr. Jeremy A. Landt..... Vice President and Chief Technical Officer--Amtech Corporation      1989
Thomas W. Luce, III..... Of Counsel, Hughes & Luce, L.L.P.                                   1997
James S. Marston........ Executive Vice President and Chief Information Officer,             1991
                          APL Limited
G. Russell Mortenson.... Chairman, President, and Chief Executive Officer                    1988
                          --Amtech Corporation
Antonio R. Sanchez,      Chairman of the Board and Chief Executive                           1993
Jr......................  Officer, Sanchez-O'Brien Oil & Gas Corporation

--------
(1) For information concerning the ages, business experience and background of the nominees, see "MANAGEMENT -- DIRECTORS AND EXECUTIVE OFFICERS."

(2) Mr. Cook also served on the Company's Board of Directors from 1984 to 1990.

  THE BOARD OF DIRECTORS URGES YOU TO VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

  PROPOSAL 2. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  Ernst & Young LLP served as independent auditors of the Company for the fiscal year ended December 31, 1996, and has reported on the Company's financial statements. The Board of Directors, upon the recommendation of its Audit Committee, has selected Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 1997, and recommends that the shareholders ratify this selection.

  A representative of Ernst & Young LLP is expected to be present at the Meeting, and will be afforded an opportunity to make a statement, if such representative so desires, and to respond to appropriate questions.

  Although shareholder ratification is not required to select Ernst & Young LLP as independent auditors, the selection is being submitted to shareholders for ratification at the Meeting for the purpose of obtaining shareholders' opinions on such selection. The Board of Directors will consider any such opinions given in its future deliberations on the selection of independent auditors.

  THE BOARD OF DIRECTORS URGES YOU TO VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

                      DEADLINE FOR SHAREHOLDER PROPOSALS

  Shareholders intending to submit proposals to be included in the proxy materials for the 1998 Annual Meeting of Shareholders must submit their proposals in writing so that they will be received by the Company no later than November 27, 1997. The proposals should be directed to the Secretary of the Company, Mr. Ronald A. Woessner, Secretary, Amtech Corporation, 17304 Preston Road, Building E-100, Dallas, Texas 75252. Under Rule 14a-8 promulgated under the Securities and Exchange Act of 1934, as amended, proposals of shareholders must conform to certain requirements as to form and may be omitted from the proxy materials under certain circumstances. In order to avoid unnecessary expenditures of time and money by shareholders and the Company, shareholders are urged to review this Rule and, if questions arise, consult legal counsel prior to submitting a proposal to the Company.

                                 MISCELLANEOUS

  The Board of Directors of the Company knows of no matters other than those described herein that will be presented for consideration at the Meeting. If, however, other matters come before the Meeting, the proxy holders intend to vote all proxies in accordance with their best judgment in the interest of the Company.

  The cost of solicitation of proxies, including the cost of preparing, printing, and mailing proxy materials and the cost of reimbursing brokers for forwarding proxies and Proxy Statements to their principals, will be borne by the Company. The Company has engaged Corporate Investor Communications, Inc. to assist in the solicitation of proxies from shareholders at a fee of approximately $5,000 plus reimbursement of reasonable out-of-pocket expenses. Proxies may also be solicited without extra compensation by the officers and employees of the Company by telephone, telegraph, telefax or personally. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares of Common Stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them.

  PLEASE DATE, SIGN AND RETURN THE PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

  A copy of the Company's 1996 Annual Report containing audited financial statements accompanies this Proxy Statement. The Annual Report does not constitute any part of the proxy solicitation material.

                                          By Order of the Board of Directors

                                          Ronald A. Woessner
                                          Secretary

Dallas, Texas
March 27, 1997

                               AMTECH CORPORATION
                BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING
            OF SHAREHOLDERS AT 10:00 A.M., THURSDAY, APRIL 24, 1997

The undersigned shareholder of Amtech Corporation (the "Company") hereby appoints G. Russell Mortenson and Steve M. York, or either of them, as proxies, each with full powers of substitution, to vote the shares of the undersigned at the above-stated Annual Meeting and at any adjournment thereof:


Election of Directors, Nominees:                   (change of address)

                                           ---------------------------
     David P. Cook,                        ---------------------------
     Stuart M. Evans,                      ---------------------------
     Gary J. Fernandes,
     Elmer W. Johnson,
     Dr. Jeremy A. Landt,
     Thomas W. Luce, III,
     James S. Marston,
     G. Russell Mortenson,
     and Antonio R. Sanchez, Jr.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED ACCORDING TO YOUR DIRECTIONS MADE ON THE REVERSE SIDE. IF YOU DO NOT VOTE ON A PARTICULAR ITEM (OTHER THAN ITEM (3)), THIS PROXY WILL BE VOTED "FOR" THAT ITEM. THE PROXY HOLDERS WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM (3). THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

NO.
                                                                SEE
                                                              REVERSE
                                                               SIDE
                                   P R O X Y


 [X]  Please mark your                                                                                          |
      votes as in this                                                                                          |_____
      example.


                    FOR            WITHHELD
                all nominees    to vote for all                             FOR    AGAINST    ABSTAIN
                listed below    nominees below
1 Election of       [_]               [_]         2 Ratification of the     [_]      [_]        [_]      3 On any other business
  Directors:                                        selection of Ernst &                                   that properly comes be-
  (see reverse)                                     Young LLP as                                           fore the meeting or any
                                                    independent auditors                                   adjournment thereof.
                                                    for the year ending
                                                    December 31, 1997

  INSTRUCTION: To withhold authority
  to vote for an individual nominee,
  write that nominee's name on the
  following line.

  ----------------------------------

                                                                                                        The undersigned revokes
                                                                                                        any proxies given prior to
                                                                                                        the date hereof.


         SIGNATURE(S)________________________________________________ DATE ________________

         SIGNATURE(S)________________________________________________ DATE ________________


         NOTE: Receipt herewith of the Company's 1996 Annual Report and Notice of Annual Meeting and Proxy Statement, dated March
               27, 1997, is hereby acknowledged. (Joint owners must EACH sign. Please sign EXACTLY as your name(s) appear(s) on this card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your
               FULL title.) PLEASE SIGN, DATE AND MAIL TODAY.
